As filed with the Securities and Exchange Commission on June 24, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nasdaq, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

52-1165937

(IRS Employer Identification No.)

151 W. 42nd St.

New York, NY 10036

United States of America

(Address of principal executive offices)

NASDAQ, INC. DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

John A. Zecca

Executive Vice President and Chief Legal Officer

Nasdaq, Inc.

151 W. 42nd St.

New York, NY 10036

United States of America

+1 (212) 401-8700

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Nasdaq, Inc. Deferred Compensation Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

As noted above, the documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified under Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:

•

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022 (including those portions of our Definitive Proxy Statement for the 2022 Annual Meeting of Shareholder that are incorporated by reference in our Form 10-K);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 4, 2022;

•

The Registrant’s Current Reports on Form 8-K filed with the SEC on January  26, 2022 (Item 8.01 only), January  27, 2022, March  7, 2022, March  29, 2022, April  20, 2022 (Item 8.01 only) and June 16, 2022; and

•	The description of our Common Stock contained in Exhibit 4.18 to our Annual Report on Form 10-K, filed with the SEC on February 23, 2022.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.

Item 4.	Description of Securities.

The following description of our Deferred Compensation Obligations under the Nasdaq, Inc. Deferred Compensation Plan (“the Plan”) is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan. As used herein, “Deferred Compensation Obligations” are unsecured obligations of the registrant to pay Plan participants deferred compensation from time to time in the future in accordance with the terms of the Plan.

The Deferred Compensation Obligations being registered under this Registration Statement are to be offered to a select group of our management and highly compensated employees, including employees of certain of our subsidiaries, who have been selected by the Management Compensation Committee (the “Compensation Committee”), which is appointed by our Board of Directors (the “Board”), to participate in the Plan and who have completed and submitted to us a written agreement electing to participate in the Plan (a “Compensation Deferral Agreement”). The Deferred Compensation Obligations are our general unsecured and unfunded obligations to pay deferred compensation in the future in accordance with the terms of the Plan.

The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each participant. To participate in the Plan, a participant must elect to defer from either base salary, bonuses or commissions or a combination of base salary, bonuses and commissions, or such other compensation approved by the Compensation Committee, and may elect to defer up to a maximum of 80% (or such other percentage specified by the Compensation Committee from time to time) of such participant’s base salary, bonuses and/or commissions earned by completing and submitting a Compensation Deferral Agreement to us.

Deferred Compensation Obligations will consist of an amount equal to each participant’s account under the Plan, which includes (i) the participant’s compensation deferral amounts, plus (ii) any Discretionary Contributions (employer contributions or allocations to a participant’s Plan account), plus or less (iii) amounts credited to or debited from the participant’s account based on the notional investment gains or losses on the benchmark fund alternatives selected by the participant from a list provided by the Compensation Committee (and in which the participant’s account is deemed invested) in accordance with and subject to the rules and procedures established from time to time by the Compensation Committee made under the Plan; less (iv) all distributions or withdrawals made to the participant or his or her beneficiary pursuant to the Plan from the participant’s account under the Plan.

A participant may elect in his or her Compensation Deferral Agreement to receive distributions from his or her account under the Plan in lump sum or installment payments. The times and forms of the payment of a distribution provided to a participant differ depending on the circumstances under which that participant terminates employment with the Company, for instance by death or disability or within two years following a Change in Control. The participant also may be eligible to receive scheduled distributions or make unscheduled withdrawals from his or her account while still employed with us and our subsidiaries in accordance with the terms and conditions of the Plan.

An irrevocable “rabbi” trust may be established to pay the Deferred Compensation Obligations at the discretion of the Compensation Committee. If established, such trust will be responsible for investing the Plan assets as necessary or advisable to pay the Deferred Compensation Obligations. We may make contributions to the trust and, under certain circumstances, will be required to make contributions to the trust.

The Plan is administered by the Compensation Committee, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Company, by action of its Board of Directors, may terminate the Plan at any time and, by action of the Board (or the Compensation Committee) may amend the Plan from time to time; provided, however, that no such amendment shall be effective to the extent it reduces the value of a participant’s account under the Plan in existence as of such amendment.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The registrant’s Amended and Restated Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, the registrant maintains liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Amended and Restated Certificate of Incorporation of Nasdaq, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 28, 2014)

3.2	Certificate of Elimination of the Series A Convertible Preferred Stock of Nasdaq, Inc. (incorporated herein by reference to Exhibit 3.1.1 to the Current Report on Form 8-K filed on January 28, 2014)

3.3	Certificate of Amendment of Nasdaq’s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 19, 2014)

3.4	Certificate of Amendment of Nasdaq’s Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 8, 2015)

3.5	By-Laws of Nasdaq, Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on November 21, 2016)

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed on November 4, 2015)

5.1*	Opinion of Baker & McKenzie LLP

10.1#	Nasdaq, Inc. Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 16, 2022)

23.1*	Consent of Ernst & Young LLP

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page hereof)

107*	Filing Fee Table

*	Filed herewith.
#	Indicates management contract or compensatory plan, contract or agreement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that:

(A)

paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Nasdaq, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this registration statement on its behalf, in the City of New York, State of New York on June 24, 2022.

NASDAQ, INC.

By:	/s/ Adena T. Friedman
Adena T. Friedman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints John A. Zecca and Erika Moore as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of June 24, 2022.

Signature	Title

/s/ Adena T. Friedman
Adena T. Friedman	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ann M. Dennison
Ann M. Dennison	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michelle L. Daly
Michelle L. Daly	Senior Vice President, Controller and Principal Accounting Officer

/s/ Michael R. Splinter
Michael R. Splinter	Chair of the Board

/s/ Melissa M. Arnoldi
Melissa M. Arnoldi	Director

/s/ Charlene T. Begley
Charlene T. Begley	Director

/s/ Steven D. Black
Steven D. Black	Director

/s/ Essa Kazim
Essa Kazim	Director

/s/ Thomas A. Kloet
Thomas A. Kloet	Director

/s/ John D. Rainey
John D. Rainey	Director

/s/ Toni Townes-Whitley
Toni Townes-Whitley	Director

/s/ Alfred W. Zollar
Alfred W. Zollar	Director